Exhibit 10.5

CME MEDIA ENTERPRISES B.V.

and

TOP TONE MEDIA HOLDINGS LIMITED

_________________________________________________

INVESTMENT AGREEMENT

_________________________________________________

22 April 2010

CONTENTS

Page

1.	Definitions	3
2.	Transfer of Ownership Interests	6
3.	Share Option	8
4.	Tag Along Right	9
5.	Drag Along Right	9
6.	Put Option	10
7.	Call Option	11
8.	Provision Relating to Transfers	12
9.	Events of Default	12
10.	Provisions Relating to Valuation	13
11.	Additional Undertakings	14
12.	Trade Restrictions	15
13.	Confidentiality	16
14.	Termination and Consequences of Termination	17
15.	Notices	17
16.	Entire Agreement	18
17.	Third Party Rights	18
18.	Amendments	19
19.	Waiver	19
20.	Costs and Expenses	19
21.	Assignment	19
22.	No Partnership	19
23.	Severability	19
24.	Further Assurance	19
25.	Counterparts	20
26.	Governing Law and Jurisdiction	20
27.	Dispute Resolution	20

Schedule 1 Deed of Adherence		22

THIS INVESTMENT AGREEMENT (the "Agreement") is made on 22 April 2010

BETWEEN:

(1)	CME MEDIA ENTERPRISES B.V., a company organized under the laws of the Netherlands, and having its seat at Dam 5b, JS 1012 Amsterdam, the Netherlands ("CME ME"); and

(2)
TOP TONE MEDIA HOLDINGS LIMITED, a BVI Business company organized under the laws of the British Virgin Islands with registered number 1381053 and having its registered office at 3rd Floor, Omar Hodge Building, Wickhams Cay I, P.O. Box 362, Road Town, Tortola, British Virgin Islands ("Top Tone Holdings"),

the "Parties" and each a "Party".

WHEREAS:

(A)
CME ME entered into an Amended and Restated Sale and Purchase Agreement as of 19 April 2010 (the "SPA") with CME Development Financing B.V., Top Tone Holdings and Guergov (as such term is defined below);

(B)	Pursuant to the SPA, Top Tone Holdings will purchase a six per cent. (6%) interest in CME Bulgaria;

(C)	As of the date hereof, CME Bulgaria has a capital structure comprised of US$295,000,000 in equity and the CME Bulgaria Loan; and

(D)	In connection with the SPA the Parties thereto have agreed to enter into this Agreement for the purpose of defining their respective rights and obligations with regards to their Ownership Interests.

IT IS AGREED as follows:

1.	Definitions

1.1	In this Agreement:

"Affiliate"
of a person means, in relation to any corporate entity, any person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such person and in relation to any individual, any family member of such individual;

"Applicable Law"
means all laws, ordinances, regulations, judgments, decrees, decisions, writs, awards, orders or, directives of any governmental authority, and international treaties or any other agreements to which any governmental authority is a party, to the extent applicable to the Parties, this Investment Agreement, the SPA or the business of the Parties;

"Balkan News Corporation"	means Balkan News Corporation EAD, a company organized under the laws of Bulgaria, which is to be renamed bTV Media Group EAD;

"bTV Group"	means Balkan News Corporation, TV Europe, Triada and Radiocompany C.J.;

"bTV SPA"	means the deed relating to the sale and purchase of certain media interests in Bulgaria dated 18 February 2010 between (amongst others) CME ME and News Netherlands B.V.;

"Business Day"	means a day (other than a Saturday or a Sunday) on which commercial banks are open for general business in Sofia, New York and London (other than solely for services via the internet);

"Call"	has the meaning given thereto in Clause 7.1;

"Call Closing Date"	has the meaning given thereto in Clause 7.3(c);

"Call Notice"	has the meaning given thereto in Clause 7.3;

"Call Price"	means an amount equal to the Relevant Percentage of the Valuation;

"Closing"	has the meaning given thereto in the SPA;

"Combined Business"	has the meaning given thereto in Clause 2.5;

"Control"
means the power to direct or cause the direction of the management or policy of any Person, directly or indirectly, through family relationship (if a natural person), the holding of securities or other participation interests, by virtue of an agreement, arrangement or understanding or on other grounds, and "Controlling" and "Controlled" shall have the correlative meanings proceeding from this term;

"CME Bulgaria"	CME Bulgaria B.V., a company organized under the laws of the Netherlands, and having its seat at Dam 5B 1012JS Amsterdam;

"CME Bulgaria Loan"	means the loan to CME Bulgaria in the aggregate principal amount of Euro 87,000,000 (equivalent to approximately US$118,000,000) on the date hereof and interest thereon;

"CME Group"	means Central European Media Enterprises Ltd. and its subsidiaries;

"CME Investment Bank"	means an Investment Bank appointed by CME ME for the purposes of determining a Valuation;

"CME ME"	has the meaning given thereto in the Recitals;

"CME Valuation"	has the meaning given thereto in Clause 10.1(a);

"Disposal Notice"	has the meaning given thereto in Clause 4.1;

"Distributable Reserves"	means the sum of (i) "accumulated profit/(loss) brought forward" and (ii) "profit/(loss) for the year" as reported in the statutory accounts of CME Bulgaria as of any relevant reference date;

"Drag Along Notice"	has the meaning given thereto in Clause 5.1;

"Drag Along Right"	has the meaning given thereto in Clause 5.1;

"Encumbrance"	has the meaning given thereto in the SPA;

"Event of Default"	has the meaning given thereto in Clause 9.1;

"Execution Date"	means the date hereof;

"Existing Dispute"	has the meaning given thereto in Clause 27.3;

"Guergov"	means Krassimir Guergov, a citizen of the Republic of Bulgaria, residing at 19, Oborishte Str., 1504 Sofia, Bulgaria, holder of identity card no. 184961630 issued by the Republic of Bulgaria;

"Independent Investment Bank"	has the meaning given thereto in Clause 10.5;

"Investment Bank"	means an international investment bank of recognised international standing with experience conducting valuations of broadcasting assets;

"Ownership Interests"	means the shares, participation rights or other equity ownership interest of CME ME, any of its Affiliates or Top Tone Holdings in CME Bulgaria;

"Person"	has the meaning given thereto in the SPA;

"Pro.BG Business"	has the meaning given thereto in the SPA;

"Pro.BG Group"	has the meaning given thereto in the SPA;

"Pro.BG Loans"	means the loans outstanding to the Pro.BG Group from time to time;

"Purchaser"	has the meaning given thereto in Clause 4.1;

"Put"	has the meaning given thereto in Clause 6.1;

"Put Closing Date"	has the meaning given thereto in Clause 6.4(c);

"Put Notice"	has the meaning given thereto in Clause 6.4;

"Put Objection Notice"	has the meaning given thereto in Clause 6.6;

"Put Price"	means an amount equal to Relevant Percentage of the Valuation;

"Radiocompany C.J."	means Radiocompany C.J OOD, a company organized under the laws of Bulgaria;

"Related Dispute"	has the meaning given thereto in Clause 27.3;

"Relevant Percentage"
means the percentage of the issued share capital of CME Bulgaria over which the Share Option is exercised pursuant to Clause 3, the Put is exercised pursuant to Clause 6 or the Call is exercised pursuant to Clause 7;

"Share Option"	has the meaning given thereto in Clause 3.1;

"Share Option Notice"	has the meaning given thereto in Clause 3.5;

"Share Option Objection Notice"	has the meaning given thereto in Clause 3.6;

"Share Option Price"	has the meaning given thereto in Clause 3.3;

"SPA"	has the meaning given thereto in the Recitals;

"Tag Along Notice"	has the meaning given thereto in Clause 4.3;

"Tag Along Right"	has the meaning given thereto in Clause 4.2;

"Top Tone Holdings"	has the meaning given thereto in the Recitals;

"Top Tone Holdings Investment Bank"	means an Investment Bank appointed by Top Tone Holdings for the purposes of determining a Valuation;

"Top Tone Holdings Valuation"	has the meaning given thereto in Clause 10.1(b);

"Top Tone Transferee"	has the meaning given thereto in Clause 2.3;

"Transaction Documents"
means this Agreement, the SPA, the Deed of Termination and  any other document or agreement which the Parties execute to implement the transactions contemplated hereby and thereby and designate as such;

"Triada"	means Triada Communications EOOD, a company organized under the laws of Bulgaria;

"TV Europe"	means TV Europe B.V., a company organized under the laws of the Netherlands;

"US Dollars" or "US$"	means the official currency for the time being of the United States of America;

"Valuation"	has the meaning set forth in Clause 10; and

"Working Hours"	means the hours of 9.00 a.m. to 5.00 p.m. on a Business Day.

2.	Transfer of Ownership Interests

2.1
CME ME or any Affiliate(s) to whom its Ownership Interests have been directly or indirectly transferred may sell, transfer, grant any security interest over or otherwise dispose of all or any part of its Ownership Interest in CME Bulgaria at any time and on any terms.

2.2
Save under and pursuant to Clause 2.3, the Tag Along Right, the Drag Along Right, the Put, or the Call, Top Tone Holdings may not sell, transfer or otherwise dispose of, grant any option over or create or permit any Encumbrance on or over all or any part of its Ownership Interest in respect of CME Bulgaria or any other rights or privileges it may have in connection with its Ownership Interest in respect of CME Bulgaria without the prior written consent of CME ME.

2.3
Top Tone Holdings shall be permitted to sell, transfer or otherwise dispose of such Ownership Interests to an Affiliate of Top Tone Holdings which is Controlled and 100% beneficially owned by Guergov ("Top Tone Transferee") without the need to obtain prior written consent from CME ME, provided that Top Tone Holdings shall procure that such Top Tone Transferee:

(a)
enters into a deed of adherence in the agreed form set out in Schedule 1 hereto at the time of sale, transfer or disposition of such Ownership Interests agreeing to be bound by the terms of this Agreement in place of Top Tone Holdings;

(b)	shall not sell, transfer or otherwise dispose of such Ownership Interests to a person that is not an Affiliate of Top Tone Holdings which is Controlled and 100% beneficially owned by Guergov; and

(c)
immediately transfers back to Top Tone Holdings (or, if Top Tone Holdings is no longer Controlled and 100% beneficially owned by Guergov, an entity Controlled and 100% beneficially owned by Guergov) its Ownership Interests in the event that the Top Tone Transferee ceases to Controlled and 100% beneficially owned by Guergov.

2.4
CME ME (or any of its Affiliates to whom its Ownership Interests have been directly or indirectly transferred) may create or permit any Encumbrance on or over all or any part of its Ownership Interest or its voting rights or any other rights or privileges they may have in connection with its Ownership Interest. CME ME or its Affiliates, as applicable shall provide notice to Top Tone Holdings of any such Encumbrance.

2.5	Following the Closing, to the extent permitted under Applicable Law and any agreement or instrument to which CME ME or any member of the CME Group is a party, CME ME intends to:

(a)	operate the Pro.BG Business and the bTV Group on a combined basis (the "Combined Business"); and

(b)	use its reasonable endeavours to cause the Pro.BG Business to be transferred to CME Bulgaria by 31 December 2010.

2.6
CME ME undertakes to procure that CME Bulgaria causes a supervisory board to be created at Balkan News Corporation consisting of up to five (5) members. Top Tone Holdings shall be entitled to nominate one (1) member to such supervisory board. The Parties agree to consult with one another on the nominees to the supervisory board to ensure that members with appropriate qualifications are appointed. Any of the members of the supervisory board can nominate a candidate to be a news director.

3.	Share Option

3.1
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Top Tone Holdings shall, subject to the provisions of this Clause 3, have the irrevocable and unconditional right to acquire up to 4% of the issued share capital of CME Bulgaria (the "Share Option").

3.2	The Share Option shall be exercisable at any time from the Execution Date to the third anniversary of the Closing.

3.3
The price to be paid for the CME Bulgaria shares subject to the Share Option shall be (i) US$2,950,000 for each 1% interest acquired, up to an aggregate of US$11,800,000, if the Share Option is exercised on or before the first anniversary of the Closing or (ii) the Relevant Percentage of the Valuation if the Share Option is exercised at any time immediately following the first anniversary of the Closing to the third anniversary of the Closing (the "Share Option Price").

3.4	The right of Top Tone Holdings to exercise the Share Option is conditional upon the following:

(a)	neither Top Tone Holdings nor any of its Affiliates being in material breach of any of the Transaction Documents;

(b)	Top Tone Holdings having full unencumbered right and title to its entire Ownership Interest in CME Bulgaria at the date of consummation of the Share Option pursuant to Clause 3.7; and

(c)	no Event of Default having occurred and be continuing.

3.5
Top Tone Holdings may only exercise the Share Option once and by giving a written exercise notice (a "Share Option Notice") to CME ME and CME Bulgaria.  Once given, a Share Option Notice shall be irrevocable.

3.6
If CME ME receives a Share Option Notice, CME ME may give written notice (a "Share Option Objection Notice") to Top Tone Holdings within ten (10) Business Days of the receipt of such Share Option Notice of any objections to the exercise of the Share Option. If such Share Option Objection Notice contains valid grounds for objection, the Share Option shall not be exercisable.  If the grounds for objection specified in the Share Option Objection Notice are capable of remedy, Top Tone Holdings may remedy any such grounds for objection. If, following such a remedy, Top Tone Holdings wishes to exercise the Share Option, it shall recommence the process outlined in this Clause 3.

3.7
The consummation of the Share Option shall take place at such time and place as may be specified in the Share Option Notice in accordance with the foregoing but not less than ten (10) Business Days after the receipt of the Share Option Notice by CME ME or otherwise agreed among the Parties. CME ME shall have no obligation to transfer the shares in CME Bulgaria under the Share Option unless all conditions to the exercise of the Share Option are satisfied and remain satisfied on the date of transfer of the shares in CME Bulgaria.  Top Tone Holdings shall pay the full amount of the Share Option Price to such bank account as is nominated in writing for such purpose by CME ME.

3.8
The Parties agree that if they determine that the transfer and payment arrangements described in this Clause 3 are not structured properly to optimize the tax and accounting treatment to the level intended by the Parties, they shall cooperate in good faith to agree on and implement an alternative structure or make any appropriate changes to the existing structure and accordingly this Agreement.  All such changes shall in all material respects result in maintaining the same balance of commercial and economic interests of the Parties as existed before making any such changes.

4.	Tag Along Right

4.1
If CME ME proposes to effect a sale, transfer or other disposal of all or a majority of its Ownership Interest in CME Bulgaria other than to an Affiliate, it shall serve a notice of such proposed sale, transfer or other disposal (a "Disposal Notice") on  Top Tone Holdings which shall state:

(a)	what percentage of its relevant Ownership Interest is to be sold, transferred or otherwise disposed of;

(b)	the identity of the third party purchaser (the "Purchaser"); and

(c)	the price per share and any other material terms and conditions of such proposed sale, transfer or other disposal.

4.2
If CME ME serves a Disposal Notice pursuant to Clause 4.1 above, Top Tone Holdings shall have the right (subject to Clause 4.5 below) to sell its entire Ownership Interests in CME Bulgaria to the Purchaser at the price per share and otherwise on the terms and conditions specified in the Disposal Notice (the "Tag Along Right").

4.3
Top Tone Holdings may exercise the Tag Along Right within ten (10) Business Days of receipt of the Disposal Notice by delivering a written notice stating the exercise of such right to CME ME (the "Tag Along Notice").

4.4
By delivery of the Tag Along Notice, Top Tone Holdings agrees to sell the relevant portion of its Ownership Interest at the price per share and otherwise on the terms and conditions specified in, and concurrently with the proposed transaction described in, the Disposal Notice.  Once delivered, such Tag Along Notice shall be irrevocable and Top Tone Holdings shall be obligated to deliver and sell the relevant portion of its Ownership Interest pursuant thereto and on the terms thereof.

4.5
In the event that Top Tone Holdings so exercises the Tag Along Right and that the Purchaser wishes to purchase some but not all of the Ownership Interests offered by CME ME and Top Tone Holdings, each of CME ME and Top Tone Holdings shall be entitled to sell to the Purchaser such portion of their respective Ownership Interests pro rata to the entire Ownership Interests in CME Bulgaria that are offered by CME ME and Top Tone Holdings in connection herewith.

4.6	Upon the delivery of a Put Notice, Top Tone Holdings shall be deemed to have irrevocably waived its Tag Along Right in respect of such Ownership Interest in CME Bulgaria.

5.	Drag Along Right

5.1
In addition to serving a Disposal Notice pursuant to Clause 4.1 above, CME ME shall have the right (subject to Clause 5.4 below) to require Top Tone Holdings to sell its Ownership Interest in CME Bulgaria to the Purchaser at the price per share and otherwise on the terms and conditions specified in the Disposal Notice (the "Drag Along Right"). CME ME may exercise the Drag Along Right by delivering a written notice stating the exercise of such right to Top Tone Holdings concurrently with or within the Disposal Notice (the "Drag Along Notice").

5.2
Once delivered, such Drag Along Notice shall be irrevocable. However, a Drag Along Notice shall lapse if, for any reason, CME ME has not sold its Ownership Interest by the transaction date set out in the Disposal Notice. CME ME may serve further Drag Along Notices following the lapse of any particular Drag Along Notice and Top Tone Holdings shall be obligated to deliver and sell its Ownership Interest pursuant thereto and on the terms thereof.

5.3
The Ownership Interest of Top Tone Holdings sold under this Clause 5 shall be sold at the price per share and otherwise on the terms and conditions specified in, and concurrently with the proposed transaction described in, the Disposal Notice.

5.4
In the event that CME ME so exercises the Drag Along Right and that the Purchaser wishes to purchase some but not all of the Ownership Interests offered by CME ME and Top Tone Holdings, each of CME ME and Top Tone Holdings shall be entitled to sell to the Purchaser such portion of their respective Ownership Interests pro rata to the entire Ownership Interest in CME Bulgaria that are offered by CME ME and Top Tone Holdings in connection herewith.

5.5
In the event that the Drag Along Notice is delivered prior to the first anniversary of Closing, Top Tone Holdings may exercise the Share Option at the applicable Share Option Price and the Ownership Interests acquired as a result thereof shall be included in the Ownership Interests referred to in this Clause 5.

6.	Put Option

6.1
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Top Tone Holdings shall, subject to the provisions of this Clause 6, have the irrevocable and unconditional right to require CME ME to purchase its entire Ownership Interest in CME Bulgaria at the Put Price (the "Put").

6.2	Subject to Clause 9.3, the Put shall be exercisable at any time following the third anniversary of the date of this Agreement.

6.3	The right of Top Tone Holdings to exercise the Put is conditional upon the following:

(a)	neither Top Tone Holdings nor any of its respective Affiliates being in material breach of any of the Transaction Documents;

(b)	Top Tone Holdings having full unencumbered right and title to its entire Ownership Interest in CME Bulgaria at the Put Closing Date; and

(c)	no Event of Default having occurred and be continuing.

6.4	Top Tone Holdings may only exercise the Put by giving a written exercise notice (a "Put Notice") to CME ME. The Put Notice shall:

(a)	state that Top Tone Holdings is exercising the Put;

(b)	request CME ME nominate the CME Investment Bank for purposes of the Valuation; and

(c)
state the anticipated time and place on which CME ME shall be obliged, subject to the completion of the Valuation, to acquire the entire Ownership Interest of Top Tone Holdings in exchange of payment by CME ME of the Put Price, which (subject to such terms and conditions) shall occur on a date falling not more than twenty (20) Business Days after the date on which such Valuation is completed (or, in each case, such later date as is necessary to obtain all required governmental and regulatory approvals and consents) (the "Put Closing Date").

6.5	Once given, a Put Notice shall be irrevocable.

6.6
If CME ME receives a Put Notice, CME ME may give written notice (a "Put Objection Notice") to Top Tone Holdings within ten (10) Business Days of the receipt of such Put Notice of any objections to the exercise of the Put. If such Put Objection Notice contains valid grounds for objection, the Put shall not be exercisable.  If the grounds for objection specified in the Put Objection Notice are capable of remedy, Top Tone Holdings may remedy any such grounds for objection. If, following such a remedy, Top Tone Holdings wish to exercise the Put, they shall recommence the process outlined in this Clause 6.

6.7
Within twenty (20) Business Days of receipt of a Put Notice (provided that no Put Objection Notice containing valid grounds for objection has been served), each of CME ME and Top Tone Holdings shall appoint the CME Investment Bank and Top Tone Holdings Investment Bank for the purposes of determining the Valuation.

6.8
The consummation of the Put shall take place at such time and place as may be specified in the Put Notice in accordance with the foregoing or otherwise agreed among the Parties. CME ME shall have no obligation to pay any portion of the Put Price unless all conditions to the exercise of the Put are satisfied and remain satisfied on the Put Closing Date.  CME ME shall pay the full amount of the Put Price to such bank account as is nominated in writing for such purpose by Top Tone Holdings.

6.9
The Parties agree that if they determine that the transfer and payment arrangements described in this Clause 6 are not structured properly to optimize the tax and accounting treatment to the level intended by the Parties, they shall cooperate in good faith to agree on and implement an alternative structure or make any appropriate changes to the existing structure and accordingly this Agreement.  All such changes shall in all material respects result in maintaining the same balance of commercial and economic interests of the Parties as existed before making any such changes.

7.	Call Option

7.1
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CME ME shall, subject to the provisions of this Clause 7, have the irrevocable and unconditional right to require Top Tone Holdings to sell to CME ME at the Call Price (the "Call") its entire Ownership Interest in CME Bulgaria.

7.2	Subject to Clause 9.3, the CME Call shall be exercisable at any time following the third anniversary of the date of this Agreement.

7.3	CME ME may only exercise the Call by giving a written exercise notice (a "Call Notice") to Top Tone Holdings. The Call Notice shall:

(a)	state that CME ME is exercising the Call;

(b)	request that Top Tone Holdings nominate Top Tone Holdings Investment Bank for purposes of the Valuation; and

(c)
state the anticipated time and place on which Top Tone Holdings shall be obliged, subject to the completion of the Valuation, to sell its entire Ownership Interests in exchange of payment by CME ME of the Call Price, which (subject to such terms and conditions) shall occur on a date falling not more than twenty (20) Business Days after the date on which such Valuation is completed (or, in each case, such later date as is necessary to obtain all required governmental and regulatory approvals and consents) (the "Call Closing Date").

7.4	Once given, a Call Notice shall be irrevocable.

7.5
Within twenty (20) Business Days of receipt of a Call Notice, each of CME ME and Top Tone Holdings shall appoint the CME Investment Bank and Top Tone Holdings Investment Bank for the purposes of determining the Valuation.

7.6
The consummation of the Call shall take place at such time and place as may be specified in the Call Notice in accordance with the foregoing or otherwise agreed among the Parties.  Top Tone Holdings shall have no obligation to sell its Ownership Interest unless all conditions to the exercise of the Call are satisfied and remain satisfied on the Call Closing Date.  CME ME shall pay the full amount of the Call Price to such bank account as is nominated in writing for such purpose by Top Tone Holdings.

7.7
The Parties agree that if they determine that the transfer and payment arrangements described in this Clause 7 are not structured properly to optimize the tax and accounting treatment to the level intended by the Parties, they shall cooperate in good faith to agree on and implement an alternative structure or make any appropriate changes to the existing structure.  All such changes shall in all material respects result in maintaining the same balance of commercial and economic interests of the Parties as existed before making any such changes.

8.	Provision Relating to Transfers

Transfers of Ownership Interests where required under the provisions of this Agreement shall be effected with full title guarantee and be made free of all Encumbrances.

9.	Events of Default

9.1	The occurrence of any of the following shall constitute an event of default with respect to a Party (an "Event of Default"):

(a)	the liquidation, administration or entry into receivership of such Party;

(b)	a material breach of any Transaction Documents by such Party, which remains unremedied thirty (30) Business Days after a notice by the non-defaulting Party to remedy the same; and

(c)	if, at any time while Top Tone Holdings holds Ownership Interests in CME Bulgaria, Guergov ceases to Control and beneficially own 100% of Top Tone Holdings.

9.2	Each Party shall notify the others of any material breach of this Agreement that it has committed, together with short details of the same.

9.3	Notwithstanding Clause 6.2 and Clause 7.2:

(a)	if there occurs at any time an Event of Default by CME ME, Top Tone Holdings may exercise the Put as if the Event of Default occurred after the third anniversary of the date of this Agreement;

(b)	if there occurs at any time an Event of Default by Top Tone Holdings, CME ME may exercise the Call as if the Event of Default occurred after the third anniversary of the date of this Agreement;

(c)
if there occurs at any time an Event of Default (or any material breach of this Agreement which would constitute an Event of Default with the passing of time and/or the giving of notice) by Top Tone Holdings, the Put shall not be exercisable until such time as the Event of Default has been remedied to the reasonable satisfaction of CME ME (acting reasonably); and

(d)
if there occurs at any time an Event of Default (or any material breach of this Agreement which would constitute an Event of Default with the passing of time and/or the giving of notice) by CME ME, the Call shall not be exercisable until such time as the Event of Default has been remedied to the reasonable satisfaction of Top Tone Holdings (acting reasonably).

10.	Provisions Relating to Valuation

10.1
For the purposes of this Agreement, Valuation of CME Bulgaria (including the bTV Group and the Pro.BG Business) shall mean the amount expressed in U.S. Dollars or, in the event CME Bulgaria reports in Euros, Euros equal to the average of:

(a)	the valuation of the Ownership Interest in CME Bulgaria, calculated with reference to 100% of the equity value of CME Bulgaria provided by the CME Investment Bank (the "CME Valuation"); and

(b)
the valuation of the Ownership Interest in CME Bulgaria, calculated with reference to 100% of the equity value of CME Bulgaria provided by Top Tone Holdings Investment Bank (the "Top Tone Holdings Valuation"),

(c)	provided that the difference between the CME Valuation and Top Tone Holdings Valuation is not more than 5%.

10.2
For purposes of the Valuation, the Pro.BG Loans shall be excluded from the total equity value of CME Bulgaria. For the avoidance of doubt, any amount of the Pro.BG Loans that is included in determining the value of the equity shall be added back for purposes of establishing the Valuation of CME Bulgaria.

10.3	For the purposes of the Valuation, the value of the Pro.BG Group shall never be less than zero and any such Valuation less than zero shall be deemed to be zero.

10.4	The Parties shall use their commercially reasonable efforts to procure that the CME Investment Bank and Top Tone Holdings Investment Bank shall:

(a)
agree on common valuation parameters within fifteen (15) Business Days of their respective appointments (which shall be limited to considerations of equity value only, on a "debt-free, cash-free" basis viewed as a passive investment without regard for any governance rights or any share transfer restrictions);

(b)	provide their valuations of the Ownership Interest within thirty (30) Business Days of their appointment,

(c)
conduct their respective valuations on the basis of (i) there being a willing buyer and a willing seller, (ii) a sale as a going concern (without premium or penalty on account of the relative size of the Ownership Interest to be transferred) and (iii) the conditions set out in Clauses 10.2 and 10.3,

(d)	act as experts and not as arbitrators, and

(e)	each Party shall afford to each Investment Bank all information reasonably requested by any of them for the purpose of determining their valuation as required hereunder.

10.5
In the event that the difference between the CME Valuation and Top Tone Holdings Valuation determined pursuant to Clause 10.1 is more than 5%, a third valuation from an Investment Bank jointly appointed by the CME Investment Bank and Top Tone Holdings Investment Bank (the "Independent Investment Bank"), shall be conducted, and the Valuation shall be the average of the middle valuation and the valuation that is nearest to it (with the third valuation being disregarded).

10.6
The Independent Investment Bank shall not have a material relationship with either CME ME or Top Tone Holdings (or any of their respective Affiliates) nor be the CME Investment Bank or Top Tone Holdings Investment Bank.

10.7	The cost of the Independent Investment Bank shall be shared equally by Top Tone Holdings on the one hand and CME ME on the other hand.

10.8
The Parties shall procure that in the event that an Independent Investment Bank is jointly appointed, CME ME and Top Tone Holdings shall each use its commercially reasonable efforts to procure that the Independent Investment Bank provide its valuation of the Ownership Interest within twenty (20) Business Days of its appointment based on the same valuation principles as referred to in Clause 10.4.

11.	Additional Undertakings

11.1
In the event CME ME invests or intends to invest in broadcasting assets in Bulgaria outside of the Combined Business and does not intend to hold such investments through CME Bulgaria or its subsidiaries, it shall notify Top Tone Holdings of such investment or intended investment. Top Tone Holdings may offer to participate in such investment either directly or through an Affiliate on such terms as may be agreed by the Parties. Any such participation shall be subject to the terms of this Agreement. CME ME may in its sole discretion decline such offer (or accept it subject to such terms and conditions as it may deem appropriate) but it shall consider such offers as are made acting reasonably.

11.2
In the event Top Tone Holdings invests or intends to invest in broadcasting assets in Bulgaria outside of the Combined Business, it shall notify CME ME of such investment or intended investment. CME ME shall have the right of first refusal with respect to any such investment and may offer to participate in such investment either directly or through an Affiliate on such terms as may be agreed by the Parties.

11.3
CME ME undertakes to procure, so far as it is able, that CME Bulgaria shall declare annually a dividend of fifty (50) per cent. of the Distributable Reserves of CME Bulgaria; provided that any dividends payable to Top Tone Holdings pursuant to this Clause 11.3 shall be subject to:

(a)	there being available cash (as determined by the board of directors of CME Bulgaria) in CME Bulgaria in the amount of the proposed dividend;

(b)	repayment of the CME Bulgaria Loan; and

(c)	no Event of Default of Top Tone Holdings being outstanding.

11.4
CME ME undertakes to procure, so far as it is able, that Balkan News Corporation shall declare annual dividends to CME Bulgaria of Distributable Reserves of Balkan News Corporation; provided that any dividends payable to CME Bulgaria pursuant to this Clause 11.4 shall be subject to:

(a)	there being available cash (as determined by the directors of Balkan News Corporation) in Balkan News Corporation in the amount of the proposed dividend; and

(b)	compliance with any restrictions contained in any financing agreement or other material contract to which Balkan News Corporation is a party.

11.5
Pursuant to Clause 6.6 of the SPA, Top Tone Holdings shall repeat the warranties contained in Clauses 6.1.1, 6.1.2 and 6.1.3 of the SPA and procure that Guergov repeats the warranties contained in 6.2.1 and 6.2.3 of the SPA upon the exercise and upon the completion of the Share Option, the Drag Along Right the Tag Along Right, the Put or the Call.

12.	Trade Restrictions

12.1
Top Tone Holdings undertakes and covenants with CME ME that it shall not, and shall procure that its Affiliates shall not, for the duration of this Agreement and for a period of two years after the termination of this Agreement, either on its own behalf or in any other capacity whatsoever directly or indirectly carry on or be concerned or engaged or interested directly or indirectly (whether as principal, shareholder, partner, employee, officer, agent or otherwise) in any part of any trade or business competing with any part of any the trade or business of the Pro.BG Group or the bTV Group (save for any interest in the shares or other securities of a company traded on a securities market so long as such interest does not extend to more than 3% of the issued share capital of the company or the class of securities concerned or as disclosed in writing to CME ME on Execution Date).

12.2
Top Tone Holdings hereby undertakes and covenants with CME ME that it shall not, and shall procure that its Affiliates shall not, for the duration of this Agreement and for a period of two years after the termination of this Agreement, either on its own behalf or in any other capacity whatsoever directly or indirectly:

(a)
deal with, solicit, approach or offer goods or services to, for purposes of enticing away from CME ME and/or the Pro.BG Group and/or the bTV Group, any person, firm or company who is or was a client, customer, supplier, agent or distributor of CME ME, its Affiliates and/or the Pro.BG Group and/or the bTV Group; or

(b)
approach, solicit, entice away or endeavour to entice away, employ, offer employment to or procure the employment of any person who is or was an employee of CME ME, its Affiliates, the Pro.BG Group or the bTV Group whether or not such person would commit any breach of his contract of employment by reason of so leaving the service of CME ME, the Pro.BG Group, the bTV Group or otherwise; or

(c)	interfere or seek to interfere with the continuance, or any of the terms, of the supply of goods or services to CME ME, its Affiliates, the Pro.BG Group or the bTV Group; or

(d)
represent itself as being in any way connected with or interested in  the business of CME ME, its Affiliates and/or the Pro.BG Group and/or the bTV Group (other than as a shareholder) or use any name which is identical or similar to or likely to be confused with the name of CME ME, its Affiliates and/or the Pro.BG Group and/or the bTV Group or any product or service produced or provided by CME ME, its Affiliates and/or the Pro.BG Group and/or the bTV Group or which might suggest a connection with CME ME, its Affiliates and/or the Pro.BG Group and/or the bTV Group.

12.3
Each of the restrictions contained in Clauses 12.1, 12.2(a), 12.2(b), 12.2(c) and 12.2(d) is separate and distinct and is to be construed separately from the other such restrictions.  Top Tone Holdings acknowledges (having received professional advice) that it considers such restrictions to be reasonable both individually and in the aggregate and that the duration, extent and application of each of such restrictions is no greater than is necessary for the protection of the goodwill of the businesses of the Pro.BG Group and the bTV Group.

13.	Confidentiality

13.1
No Party shall divulge or communicate to any person (other than those of its shareholders, directors, employees and professional advisers whose province it is to know the same) or use or exploit for any reason whatsoever this Agreement or the matters contemplated hereby or the information disclosed by either Party to the other Party, and shall use its reasonable endeavours to prevent its employees from so acting.

13.2	Notwithstanding the provisions of Clause 13.1, any Party may make an announcement or disclosure concerning this Agreement:

(a)
if required by law or any requirement of any securities exchange or regulatory or governmental body to which that Party is subject, wherever situated, whether or not the requirement has the force of law, or

(b)
to a Party's or its Affiliates' directors, officers, employees, professional advisers, counsel, rating agencies, and lenders or other providers of funds (a) who are directly concerned with this Agreement or any related arrangements or transactions, (b) whose knowledge of such information is reasonably necessary; and (c) who by its position or otherwise is under a duty to observe confidentiality in dealing with this Agreement and such related arrangements or otherwise must comply with the provisions of this Agreement in respect of confidentiality.

13.3	The restrictions contained in this Clause 13 shall continue to apply for a period of three (3) years following the expiration or termination of this Agreement.

14.	Termination and Consequences of Termination

14.1	Except for the provisions which this Clause 14.1 states shall continue in full force after termination, this Agreement shall terminate:

(a)	in respect of any Party, when such Party ceases to hold any Ownership Interest; or

(b)
when a resolution is passed by shareholders or creditors or an order made by a court or other competent body or person instituting a process that shall lead to CME Bulgaria being wound up and its assets being distributed among the creditors, shareholders or other contributors of CME Bulgaria.

14.2	This Clause 14 and the rights of the Parties in respect of antecedent breaches, shall survive termination of this Agreement.

15.	Notices

15.1	Any notice or other communication to be given under this Agreement shall be in writing, in the English language, and shall be deemed to have been duly given to a Party:

(a)	on receipt, when delivered personally;

(b)	on the next following Business Day following being transmitted by facsimile with suitable proof of transmission; or

(c)	three Business Days following being sent by an international courier service.

15.2	For purposes of this Clause, the authorized address and facsimile details of the Parties shall be as follows:

if to CME ME:

Dam 5B
Royal Dam Center
2nd Floor
JS 1012 Amsterdam
The Netherlands

Attn: Managing Director

Tel.: + 31 20 626 8867
Fax: + 31 20 423 1404

with a copy to:

CME Development Corporation
52 Charles Street
London W1J 5EU
United Kingdom

Attn: General Counsel

Tel.: + 44 207 127 5834
Fax: + 44 207 127 5801

if to Top Tone Holdings:

OCRA (Isle of Man) Limited
Grosvenor Court
Tower Street
Ramsey
Isle of Man IM8 1JA
British Isles

Attn: Mr. Richard Dixon
Tel.: +44 1624 811000
Fax: +44 1624 811001

with a copy to:

Mrs. Rossitsa Filipova
20, Fr. Joliot Curie Str.
1113 Sofia
Bulgaria

Tel.: + 359 2 963 0077
Fax: + 359 2 963 0077

or such other address as such Party may notify to the other in writing from time to time in accordance with the requirements of this Clause, such notice to be effective five Business Days after the date of such notice or following such longer period as may be set out in such notice.

15.3
Any notice given under this Agreement outside Working Hours of the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

16.	Entire Agreement

16.1
This Agreement together with the other Transaction Documents constitute the whole agreement between the Parties and supersedes any arrangements, understanding or previous agreement between them relating to the subject matter to which they relate.

16.2
Each Party acknowledges that in entering into this Agreement, it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this Agreement.

16.3	Nothing in this Clause 16 operates to limit or exclude any liability for fraud.

17.	Third Party Rights

No person who is not a Party to this Agreement shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce a term of this Agreement.

18.	Amendments

This Agreement may be amended or modified only if in writing (including a written document evidenced by a facsimile transmission) and signed by each of the Parties.

19.	Waiver

19.1
The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

19.2	None of the terms of this Agreement may be waived except by an instrument in writing duly executed by the waiving Party.

20.	Costs and Expenses

Except as specified herein, each Party shall be liable for its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

21.	Assignment

The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Top Tone Holdings may not assign its rights (or, for the avoidance of doubt, its obligations) under this Agreement without the express written consent of CME ME.

22.	No Partnership

This Agreement does not create or imply any partnership between the Parties and there is no relationship of principal and agent between them.

23.	Severability

If any provision of this Agreement (or of any document referred to herein) is held to be illegal, invalid or unenforceable in whole or in part, the legality, validity and enforceability of the remaining provisions of this Agreement (or such other document) shall not in any way be affected or impaired thereby.  If any provision or part of this Agreement (or any document referred to herein) is held to be illegal, invalid or unenforceable, then the Parties shall use reasonable endeavours to the fullest extent permitted by law to amend the terms of this Agreement (or such other document) to give effect to the transactions contemplated hereby, and if any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted or modified, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

24.	Further Assurance

Each of the Parties shall, at the request of any other Party, do or, so far as each is able procure, the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to such other Party concerned as they may reasonably consider necessary for giving full effect to this Agreement and securing to such other Party the full benefit of the rights, powers and remedies conferred upon them in this Agreement.

25.	Counterparts

This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each Party had signed the same document, provided that each Party executes at least one counterpart.

26.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of England.

27.	Dispute Resolution

27.1
Any disputes, claims or controversy arising out of or related to this Agreement, including any question as to its formation, validity, interpretation or termination, which cannot be resolved by negotiations between the Parties shall be settled by arbitration on an ad hoc basis in accordance with the Rules of the London Court of International Arbitration, which are deemed to be incorporated by reference into this Clause 27, except to the extent modified by this Clause 26.  The tribunal shall consist of three arbitrators. CME ME shall nominate one arbitrator, Top Tone Holdings shall nominate one arbitrator and the third arbitrator shall be appointed by the two arbitrators nominated by the Parties.  Any Party shall have the right to initiate the proceedings.

27.2
The seat of the arbitration shall be London, England.  The language of the arbitration shall be English, except that any party to the arbitration may submit testimony or documentary evidence in Bulgarian, whereupon it shall also furnish a certified translation or interpretation of any such evidence into English.

27.3
If any dispute arising out of or relating to this Agreement (hereinafter referred to as a "Related Dispute") raises issues which are substantially the same as or connected with issues raised in another dispute which has already been referred to arbitration under this Agreement or another Transaction Document (an "Existing Dispute"), the tribunal appointed or to be appointed in respect of any such Existing Dispute shall also be appointed as the tribunal in respect of any such Related Dispute.  Where, pursuant to the foregoing provisions, the same tribunal has been appointed in relation to two or more disputes, the tribunal may, with the agreement of all the parties concerned or upon the application of one of the Parties, being a Party to each of the disputes, order that the whole or part of the matters at issue shall be heard together upon such terms or conditions as the tribunal thinks fit.  The tribunal shall have power to make such directions and any interim or partial award as it considers just and desirable.

27.4
The Parties agree that money damages would not be a sufficient remedy for any breach of this Agreement by Top Tone Holdings and that in addition to all other remedies, CME ME shall be entitled to specific performance and to injunctive or other equitable relief as remedies for any such breach or threatened breach of this Agreement by Top Tone Holdings without proof of actual damages.  The Parties agree not to oppose the granting of such relief, and to waive, and to use their best efforts to cause any Affiliate to waive, any requirement for the securing or posting of any bond in connection with such remedy.

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Investment Agreement as a deed on the date first written above.

EXECUTED and DELIVERED as a DEED	)
by	)
CME MEDIA ENTERPRISES B.V.	)
acting by Pan Invest B.V, represented by	)
G. v. d. Berg	)	/s/ Gerben van den Berg
in the presence of:	)

/s/ M.C. Peters – v. Spaendonck
Signature of Witness
Name of Witness: M.C. Peters-v. Spaendonck
Occupation of Witness: Account Manager
Address of Witness:

and Alphons van Spaendonck	)	/s/ Alphons van Spaendonck
in the presence of:	)

/s/ M.C. Peters – v. Spaendonck
Signature of Witness

Name of Witness: M.C. Peters-v. Spaendonck
Occupation of Witness: Account Manager
Address of Witness:

EXECUTED and DELIVERED as a DEED by	)
VLADIMIR KRASTEV BROUSSARSKI	)
acting as attorney for	)
TOP TONE MEDIA HOLDINGS LIMITED	)
under a power of attorney dated 16 February 2010)		/s/ Vladimir Krastev Broussarski
in the presence of:	)

/s/ Elitsa Menkova
Name of Witness: Elitsa Menkova		Signature of Witness
Occupation of Witness: Personal Assistant
Address of Witness:

EXECUTED and DELIVERED as a DEED by	)
ROSSITSA PENCHEVA FILIPOVA	)
acting as attorney for	)
TOP TONE MEDIA HOLDINGS LIMITED	)
under a power of attorney dated 16 February 2010)		/s/ Rossitsa Pencheva Filipova
in the presence of:	)

/s/ Elitsa Menkova
Name of Witness: Elitsa Menkova		Signature of Witness
Occupation of Witness: Personal Assistant
Address of Witness:

SCHEDULE 1

DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made on [●] 2010 and is supplemental to the Investment Agreement made between CME Media Enterprises B.V. and Top Tone Media Holdings Limited ("Top Tone Holdings") dated [●] April 2010 (the "Investment Agreement"), as amended from time to time.

WHEREAS:

(A)
The parties entered into the Investment Agreement for the purpose of defining their respective rights and obligations with regards to their shares, participation rights or other equity ownership interest CME Bulgaria B.V., a company organized under the laws of the Netherlands, and having its seat at Dam 5b, JS 1012 Amsterdam, the Netherlands ("CME Bulgaria").

(B)
Pursuant to the provisions of Clause 2 of the Investment Agreement, on [●] Top Tone Holdings transferred its shareholding in CME Bulgaria to [●], an Affiliate (as such term is defined in the Investment Agreement) of Top Tone Holdings.

(C)	This Deed is entered into in compliance with the terms of Clause 2.3 of the Investment Agreement.

NOW THIS DEED WITNESSES AS FOLLOWS:

1.
[●], a company organized under the laws of [●] with registered number [●] and having its registered office at [●] ("Top Tone Affiliate") hereby confirms that it is an Affiliate that is Controlled by and 100% beneficially owned by Guergov and has been supplied with a copy of the Investment Agreement and covenants to observe, perform and be bound by all the terms of the Investment Agreement applicable to Top Tone Holdings to the intent and effect that Top Tone Affiliate shall be deemed with effect from the date of this Deed to be a party to the Investment Agreement in place and to the exclusion of Top Tone Holdings.

2.
For the avoidance of doubt, pursuant to Clause 2.3 of the Investment Agreement, the Top Tone Affiliate agrees that it shall not sell, transfer or otherwise dispose of, grant any option over or create or permit any Encumbrance on or over all or any part of its Ownership Interest in respect of CME Bulgaria to any Affiliate that is not an Affiliate of Top Tone Holdings which is Controlled and 100% beneficially owned by Guergov.

3.
Top Tone Affiliate hereby agrees that it shall immediately transfer its Ownership Interest in CME Bulgaria to Top Tone Holdings (or, if no longer Controlled and 100% beneficially owned by Guergov, to an entity Controlled and 100% beneficially owned by Guergov) upon the Top Tone Affiliate ceasing to be Controlled and 100% beneficially owned by Guergov.

4.
This Deed is made for the benefit of the parties to the Investment Agreement and any other person or persons who after the date of the Investment Agreement (and whether or not prior to or after the date of this Deed) adhere to the Investment Agreement.

5.	Save where the context otherwise requires, words and expressions defined in the Investment Agreement have the same meanings when used herein.

6.	The provisions of Clauses 13 and 16 to 27 (inclusive) shall apply mutatis mutandis to this Deed as if set out herein.

7.	For the purposes of Clause 15 of the Investment Agreement, the name and address of Top Tone Affiliate are as set out in this Deed.

8.	This Deed may be executed in counterparts, each of which will be an original, but all of which will constitute but one and the same instrument.